Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-239852 and No. 333-231702), on Form S-3 (File No. 333-231070 and No. 333-230686) and on Form S-8 (File No. 333-208212, No. 333-217424 and No. 333-250928) of China Jo-Jo Drugstores, Inc. of our report dated June 29, 2021, relating to the consolidated financial statements which appears in this annual report on Form 10-K for the fiscal year ended March 31, 2021 filed with the Securities and Exchange Commission.

BDO CHINA SHU LUN PAN Certified Public Accountants LLP

Shanghai, People’s Republic of China

June 29, 2021